Exhibit 99.1

Encorium Group Reports Third Quarter Financial Results

Company to Hold Conference Call at 11:00 AM on November 15, 2006

2006 Third Quarter Business and Other Financial Highlights

•	Second consecutive quarter of profitable operations with net income of $643,000, or $0.05 per share; Company profitable for the nine-month period

•	Net revenues of $3.7 million, an increase of 35% compared to the prior year period

•	Direct expenses decrease as a percentage of net revenue to 56% compared to 69% for the same quarter in 2005

•	SG&A expenses decrease as a percentage of net revenue to 27% compared to 37% for the same quarter in 2005.

•	$22.8 million in signed and announced new business contracts year-to-date

•	Significant increase in year-to-date backlog versus December 31, 2005.

•	Company completes combination with Remedium Oy

WAYNE, PA, November 14, 2006 — Encorium Group, Inc. (Nasdaq: ENCO), formerly Covalent Group, Inc., a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the third quarter ended September 30, 2006 (see attached tables).

Company becomes Encorium Group and Completes Combination with Remedium

On November 1, 2006, the Company completed the closing of its business combination agreement with Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland. The name of the Company was changed from Covalent Group, Inc. to Encorium Group, Inc. (“Encorium”), and began trading on NASDAQ under the ticker symbol “ENCO”. The combined Company will begin reporting consolidated financial results in the current fourth quarter ending December 31, 2006.

Kenneth M. Borow, M.D., President and Chief Executive Officer of Encorium, commented, “We believe we have continued to rapidly progress towards building greater value for our shareholders in recent months, through both immediate and long-term initiatives. The Company reported its second consecutive quarter of profitability in the third quarter of 2006. Our reported net revenues of $3.7 million were in line with our previously announced guidance of $3.6-$3.7 million. We also continue to maintain a strong new business pipeline having announced approximately $22.8 million in new business contracts on a year-to-date basis. With these new contracts, our year-to-date backlog of signed contracts is significantly higher than our backlog at December 31, 2005.”

Dr. Borow continued, “We continue to move forward in our ongoing efforts to further strengthen the foundation for sustained and even stronger growth in the future. The approval of the shareholder vote and the closing of the Remedium combination agreement marked a new chapter in our Company’s history and will significantly enhance the long-term value for our shareholders. As we have previously stated, new business contracts of significant size and scope had been difficult to win when Covalent and Remedium were operating as stand-alone companies. We expect that our new combined company, Encorium, will strengthen our industry position and grow into a highly competitive force in the global drug development and CRO marketplace. We look forward to both our near term and long-term new business opportunities with high expectations.”

2006 Third Quarter Financial Results

Net revenue for the third quarter of 2006, excluding reimbursement revenue increased 35% to $3.7 million, as compared to $2.7 million for the comparable prior year period. The growth in net revenues was primarily due to an increase in the number of clinical studies being conducted by the Company.

Direct expenses for the quarter ended September 30, 2006, excluding the reimbursement for out-of-pocket expenses, were $2.0 million versus $1.9 million in the prior year period. Importantly, these expenses decreased significantly as a percentage of net revenue to 56% from 69% for the comparable prior year period. The improvement in gross profit margin was largely due to better utilization of the Company’s clinical staff due to an increase in the number of clinical studies being conducted by the Company.

The Company’s selling, general, and administrative (SG&A) expenses, as a percentage of net revenues, were significantly lower for the period due to the growth in net revenues while actual expenses remained largely unchanged. SG&A costs were $974,000, or 27% of net revenues, for the third quarter ended September 30, 2006 as compared to $998,000, or 37% of net revenues, for comparable prior year period.

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share Based Payments, which resulted in incremental stock-based compensation expense of $87,000 or $0.01 per share on a basic and fully diluted basis for the three month period ended September 30, 2006. SFAS 123R requires the cost of all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair value at grant date over the requisite service period. The total estimated annual increase in share-based compensation expense relating to the adoption of SFAS No. 123R for the twelve months ended December 31, 2006 is expected to be $387,000.

As a result of the factors mentioned above, the Company reported net income in the third quarter of 2006 of $643,000, or $0.05 per share, an improvement of $888,000, or $0.07 per share, compared to a net loss of $244,000, or ($0.02) per share, for the comparable prior year period.

2006 Nine Month Financial Results

Net revenue for the nine months ended September 30, 2006, excluding reimbursement revenue, increased 12% to $9.2 million versus $8.3 million for the same nine-month period in 2005. This reflects an increase in the number of clinical studies and higher overall contract values for existing clinical trials being managed by the Company during 2006.

Direct expenses remained flat at $5.7 million, or 62% of net revenue, for the nine months ended September 30, 2006 from $5.7 million, or 68% of net revenue, for the nine months ended

September 30, 2005. SG&A expenses for the nine months ended September 30, 2006 were $2.9 million, or 32% of net revenue, compared to $3.1 million, or 38% of net revenue for the prior nine-month period. The Company reported net income for the nine months ended September 30, 2006 of $535,000, or $0.04 per share, an improvement of $1.4 million, or $0.10 per share, from a net loss of $826,000, or ($0.06) per share, in comparable nine-month period in 2005.

Strong Financial Position

Encorium’s balance sheet at September 30, 2006 reflected cash and cash equivalents of $8.7 million compared with $7.1 million at December 31, 2005 and minimal long-term debt.

Investor Conference Call

Encorium will hold a conference call on November 15, 2006 at 11:00 AM to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by going directly to http://audioevent.mshow.com/312455. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days. A telephone audio replay will also be available through November 18, 2006, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 1104296 when prompted.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania and has its European base of operations in Espoo, Finland. The Company has more than 200 employees based in North America, Scandinavia, and throughout Europe with a direct geographic reach that covers 25 countries.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium and (xiii) the ability of the combined business to operate successfully, generate revenue growth and achieve operating profitability. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.encorium.com

Encorium Group, Inc.

Consolidated Statements of Operations

	Three Months ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$3,652,152	$2,713,702	$9,245,698	$8,255,610
Reimbursement revenue	705,060	1,064,923	1,474,763	2,067,749

Total Revenue	4,357,212	3,778,625	10,720,461	10,323,359

Operating Expenses
Direct	2,037,201	1,884,398	5,741,275	5,672,081
Reimbursement out-of-pocket expenses	705,060	1,064,923	1,474,763	2,067,749
Selling, general and administrative	973,902	997,677	2,934,520	3,096,970
Depreciation and amortization	79,358	122,414	262,180	392,171

Total Operating Expenses	3,795,521	4,069,412	10,412,738	11,228,971

Income (Loss) from Operations	561,691	(290,787)	307,723	(905,612)
Interest Income	82,844	48,348	232,152	86,709
Interest Expense	(1,264)	(1,924)	(4,401)	(7,006)

Net Interest Income	81,580	46,424	227,751	79,703

Income (Loss) before Income Taxes	643,271	(244,363)	535,474	(825,909)
Income Tax Benefit	—	—	—	—

Net Income (Loss)	$643,271	$(244,363)	$535,474	$(825,909)

Net Income (Loss) per Common Share
Basic	$0.05	$(0.02)	$0.04	$(0.06)
Diluted	$0.05	$(0.02)	$0.04	$(0.06)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	13,348,401	13,348,269	13,348,401	13,346,458
Diluted	13,522,743	13,348,269	13,438,001	13,346,458

Encorium Group, Inc.

Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$8,693,126	$7,104,081
Investigator advances	568,994	1,009
Accounts receivable, less allowance of $35,093 at September 30, 2006 and December 31, 2005, respectively	2,694,190	1,109,781
Prepaid expenses and other	354,477	312,408
Prepaid taxes	3,687	13,040
Costs and estimated earnings in excess of related billings on uncompleted contracts	817,139	383,598

Total Current Assets	13,131,613	8,923,917

Property and Equipment, Net	723,629	897,189
Deferred acquisition costs	1,311,400	—
Other assets	21,665	21,665

Total Assets	$15,188,307	$9,842,771

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,033,386	$405,384
Accrued expenses	701,774	231,249
Obligations under capital leases	28,454	26,314
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,787,600	1,344,794
Customer advances	3,116,995	1,020,102

Total Current Liabilities	7,668,209	3,027,843

Long Term Liabilities
Obligations under capital leases	12,578	36,995
Other liabilities	378,109	465,369

Total Long Term Liabilities	390,687	502,364

Total Liabilities	8,058,896	3,530,207

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,501,333 shares issued and outstanding respectively	13,501	13,501
Additional paid-in capital	12,330,651	12,028,416
Accumulated deficit	(4,882,642)	(5,418,116)
Accumulated other comprehensive income	126,875	147,737

Less:	7,588,385	6,771,538
Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	7,129,411	6,312,564

Total Liabilities and Stockholders’ Equity	$15,188,307	$9,842,771